Exhibit 99.2

News Release

Date: November 3, 2014

AMERICAN HOMES 4 RENT ANNOUNCES DISTRIBUTIONS

AGOURA HILLS, California—American Homes 4 Rent (NYSE: AMH) announced today that on October 31, 2014, its Board of Trustees declared a distribution of $0.05 per share on the Company’s common shares for the fourth quarter of 2014. The distribution will be payable in cash on December 30, 2014 to shareholders of record on December 15, 2014.

The Board of Trustees also declared a quarterly distribution of $0.3125, $0.3125 and $0.34375 per share on each of the Company’s 5.000% Series A participating preferred shares, 5.000% Series B participating preferred shares and 5.500% Series C Participating Preferred shares, respectively, payable on December 30, 2014 to shareholders of record on December 15, 2014.

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of September 30, 2014, we owned 30,877 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in the Company’s subsequent filings with the Securities and Exchange Commission.

Contact:

American Homes 4 Rent

Investor Relations

Phone: (855) 794-2447

Email: investors@ah4r.com